Exhibit 8.1
                            Form of Sealed Air Tax Opinion


                                    _____________, 1997

                         Agreement and Plan of Merger
                          Dated as of August 14, 1997
               Among W.R. Grace & Co., Packco Acquisition Corp.
                          and Sealed Air Corporation

Dear Ladies and Gentleman:

               We have acted as counsel for Sealed Air Corporation, a Delaware corporation ("Sealed Air"), in connection with the proposed merger (the "Merger") of Packco Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of W.R. Grace & Co., a Delaware corporation ("Grace"), with and into Sealed Air pursuant to an agreement and Plan of Merger dated as of August 14, 1997 (the "Merger Agreement"), among Sealed Air, Grace and Packco Acquisition Corp. Under the Merger Agreement each issued and outstanding share of Sealed Air Common Shares not owned directly or indirectly by Sealed Air or Grace will be converted into the right to receive Newco Common Shares.

               In that connection, you have requested our opinion regarding certain Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Joint Proxy Statement to
be dated as of [                 ], and such other documents and corporate
records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and (ii) the representations made to us by W.R. Grace & Co.-Conn. ("Grace-Conn.") and Sealed Air in their respective letters to us dated ________, 1997, and delivered to us for purposes of this opinion are accurate and complete.

               Based upon the foregoing, in our opinion, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and Grace and Sealed Air will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Accordingly, no gain or loss will be recognized by the stockholders of Sealed Air upon their exchange of Sealed Air Common Shares for Newco Common Shares under Section 354 of the Code.

               The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from Grace-Conn. and Sealed Air referred to above, which we have assumed will be true as of the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from Grace-Conn. or Sealed Air referred to above are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

               We are furnishing this opinion solely to Sealed Air Corporation in connection with the transactions contemplated by the agreements, and it is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other party without our consent.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the captions "The Reorganization and Merger," "The Distribution and Merger Agreement" and "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

               Very truly yours,


               Davis Polk & Wardwell